EXHIBIT 99

FOR IMMEDIATE RELEASE

           SANDY SPRING BANCORP ANNOUNCES NEW SHARE REPURCHASE PROGRAM

OLNEY, MARYLAND, March 27, 2003 ---- Sandy Spring Bancorp, Inc., (Nasdaq -SASR) today announced that its Board of Directors has authorized the repurchase of up to an additional 5%, or approximately 727,000 shares, of its outstanding common stock, in connection with shares expected to be issued under Bancorp's stock option and employee benefits plans and other corporate purposes. The share repurchases are expected to be made primarily on the open market from time to time until March 31, 2005 or earlier termination of the repurchase program by the Board. Repurchases under the program will be made in the discretion of management based upon market, business, legal, accounting and other factors. Bancorp has purchased the equivalent of 49,560 shares of its common stock under its previous share repurchase program, which expires on March 31, 2003.

Hunter R. Hollar, President and Chief Executive Officer of Sandy Spring Bancorp, stated that the company believes the share repurchase program is in the best interests of Bancorp and its shareholders. Sandy Spring Bancorp's 14,536,094 outstanding shares of common stock trade on the Nasdaq National Market under the symbol SASR, and closed yesterday at a price of $33.26 per share.

About Sandy Spring Bancorp/Sandy Spring Bank

With over $2.3 billion in assets, Sandy Spring Bancorp is the holding company for Sandy Spring Bank and its principal subsidiaries, Sandy Spring Insurance Corporation and The Equipment Leasing Company. Sandy Spring Bancorp is the third largest publicly traded banking company headquartered in Maryland. Sandy Spring is a community banking organization that focuses its lending and other services on businesses and consumers in the local market area. Independent and community-oriented, Sandy Spring Bank was founded in 1868 and offers a broad range of commercial banking, retail banking and trust services through 29 community offices and 45 ATMs located in Anne Arundel, Frederick, Howard, Montgomery, and Prince George's counties in Maryland. Visit www.sandyspringbank.com for more information.

For additional information or questions, please contact:

         Hunter R. Hollar, President & Chief Executive Officer or
         James H. Langmead, Executive Vice President & Chief Financial Officer Sandy Spring Bancorp
         17801 Georgia Avenue
         Olney, Maryland 20832
         800-399-5919
         E-mail:  HHollar@sandyspringbank.com
                   JLangmead@sandyspringbank.com
         Web site: www.sandyspringbank.com